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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         (Amendment No. _____________)*

                                   ----------

                             Oxford Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    691497309
                           -------------------------
                                 (CUSIP Number)

                                December 31, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                Page 1 of 9 pages

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CUSIP NO. 691497309                    13G                     Page 2 of 9 Pages
--------------------------                           ---------------------------

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1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Columbia Wanger Asset Management, L.P. 36-3820584
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
          Not Applicable
                                                                         (b) [ ]

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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                    5    SOLE VOTING POWER
NUMBER OF SHARES                           None
                    ------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
                                     1,065,600
OWNED BY
                    ------------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
                                           None
REPORTING
                    ------------------------------------------------------------
PERSON WITH         8 SHARED DISPOSITIVE POWER
                                      1,065,600
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,065,600
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                     [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.6%
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12   TYPE OF REPORTING PERSON

          IA
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--------------------------                           ---------------------------
CUSIP NO. 691497309                    13G                     Page 3 of 9 Pages
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1    NAMES OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WAM  Acquisition GP, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
          Not Applicable
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

                    5    SOLE VOTING POWER
NUMBER OF SHARES                        None
                    ------------------------------------------------------------

BENEFICIALLY        6    SHARED VOTING POWER
                                        1,065,600
OWNED BY
                    ------------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
                                        None
REPORTING
                    ------------------------------------------------------------
PERSON WITH         8    SHARED DISPOSITIVE POWER
                                        1,065,600
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,065,600
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable                                                    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.6%
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12   TYPE OF REPORTING PERSON

          CO
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Item 1(a) Name of Issuer:

          Oxford Industries, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          222 Piedmont Ave., N.E.
          Atlanta, Georgia 30308

Item 2(a) Name of Person Filing:

          Columbia Wanger Asset Management, L.P. ("WAM")
          WAM Acquisition GP, Inc., the general partner of WAM
          ("WAM GP")

Item 2(b) Address of Principal Business Office:

          WAM and WAM GP are both located at:

          227 West Monroe Street, Suite 3000
          Chicago, Illinois 60606

Item 2(c) Citizenship:

          WAM is a Delaware limited partnership; and WAM GP is a Delaware corporation

Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:
          691497309

Item 3    Type of Person:

          (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                                Page 4 of 9 pages

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Item 4    Ownership (at December 31, 2003):

          (a)  Amount owned "beneficially" within the meaning of rule
               13d-3:

               1,065,600

          (b)  Percent of class:

               6.6% (based on 16,191,228 shares outstanding as of January 5, 2004).

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: none

               (ii) shared power to vote or to direct the vote:
                    1,065,600

               (iii) sole power to dispose or to direct the disposition
                    of: none

               (iv) shared power to dispose or to direct disposition of:
                    1,065,600

Item 5    Ownership of Five Percent or Less of a Class:

          Not Applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable

Item 8    Identification and Classification of Members of the Group:

          Not Applicable

Item 9    Notice of Dissolution of Group:

          Not Applicable

                                Page 5 of 9 Pages

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Item 10   Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 6 of 9 Pages

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                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2004

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                Page 7 of 9 Pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 10, 2004 by and among Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.

                                Page 8 of 9 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 10, 2004

                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET
                                         MANAGEMENT, L.P.


                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                Page 9 of 9 pages